EXHIBIT 99.1

News	News	News	News	News	News

April 20, 2005

First Financial Bancorp Reports First-Quarter Earnings

•	2005 net earnings up 7.8 percent over 2004

•	Continued improvement in credit quality

HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced first-quarter 2005 earnings of $10,726,000 or 25 cents in diluted earnings per share, compared to $9,948,000 or 23 cents in diluted earnings per share for the same period in 2004.

Return on average assets for the first quarter of 2005 was 1.13 percent, compared to 1.03 percent for the same period in 2004. Return on average shareholders’ equity was 11.73 percent for the first quarter of 2005, versus 10.88 percent for the comparable period in 2004. First Financial continues to maintain strong capital with a first-quarter 2005 average equity to average assets ratio of 9.62 percent.

Davis said, “I am pleased with the overall stability in our financial performance, specifically our credit quality. I look forward to building from this base as we implement our strategic plan. This will occur as we work to satisfy client financial needs by building long-term relationships using a client-centered, value-added approach.

“Our loan growth continues to be below our long-term expectations; however, our noninterest-bearing demand deposit growth of 8.81 percent or $35 million since the first quarter of last year is encouraging. We remain focused on improving our sales efforts and recruiting new sales talent to improve our growth in all business lines.”

(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)

Strategic Plan Update:

The mergers of Citizens First State Bank into Community First Bank & Trust, headquartered in Celina, Ohio, a $929 million bank, and Heritage Community Bank into First Financial Bank, headquartered in Hamilton, Ohio, a $2 billion bank, occurred in March of 2005. The previously announced sale of the Fidelity Federal Savings Bank, headquartered in Marion, Indiana, to Mutual Federal Savings Bank of Muncie, Indiana is expected to close in late 2005, pending regulatory approval.

First Financial Bancorp has selected a national bank charter for the consolidation of its operations under one company as provided for in the company’s strategic plan. To effect the consolidation, First Financial plans to merge Sand Ridge Bank, headquartered in Highland, Indiana, and Community First Bank & Trust, headquartered in Celina, Ohio, into First Financial Bank, N.A., headquartered in Hamilton, Ohio. First Financial will file applications for the merger in the second quarter of 2005, and, subject to regulatory approval, expects to complete the merger in the third quarter of 2005. Upon completion of the merger, First Financial Bancorp will have a single bank subsidiary subject to one primary regulator, the Comptroller of the Currency.

Following the consolidation, the operation of the five lines of business described in the strategic plan will be carried out under the charter of First Financial Bank, N.A. The three banking lines of business will be marketed in their local areas under the brand names Community First Bank & Trust, Sand Ridge Bank, and First Financial Bank. Throughout all of its markets, First Financial Bank, N.A. will provide wealth management services through its First Financial Wealth Management line of business, and the bank will provide insurance services through its First Financial Insurance line of business, which will become a subsidiary of the bank.

Implementation of the strategic plan that was announced in a press release dated March 14, 2005, is underway. Costs associated with the plan are still being formulated and will be released publicly as soon as the amounts are reasonably estimated. This should occur during the second quarter of 2005. These estimates will develop as certain location and other structural decisions are made. We have engaged several subject-matter experts for consultation on these decisions.

Net Interest Income:

Net interest income for the first quarter of 2005 was $34.9 million, compared to $36.2 million in the first quarter of 2004, a decrease of 3.45 percent or $1.2 million. This decrease is due primarily to an increase

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in deposit costs. Net interest income on a linked-quarter basis (first quarter of 2005 compared to fourth quarter of 2004) decreased $478,000 or 1.35 percent due primarily to fewer days in the first quarter over the fourth quarter.

The company’s net interest margin decreased to 3.97 percent in the first quarter of 2005 from 4.00 percent in the first quarter of 2004.
Linked-quarter net interest margin increased 6 basis points from 3.91 percent to 3.97.

Average total loans for the first quarter of 2005 increased 1.90 percent from the comparable period a year ago. On a linked-quarter basis, average outstanding loan balances decreased 0.92 percent. This level of loan growth is well below our expectations and will be proactively addressed as we execute our strategic plan.

Average deposit balances for the first quarter increased $47.2 million or 1.61 percent from the comparable period a year ago due primarily to an 8.81 percent increase in average noninterest-bearing deposit accounts. This increase in noninterest-bearing deposit accounts marks the successful efforts of focused strategies over the past twelve months. On a linked-quarter basis, average deposits have increased 1.27%.

Credit Quality:

The provision for loan losses for the first quarter of 2005 was $505,000 compared to $2.6 million for the same period in 2004. The provision is the result of the quarterly analysis of the adequacy of the allowance for loan losses and is directionally consistent with the improvements in asset quality. Net charge-offs of $1.2 million for the first quarter were $1.5 million less than the $2.7 million in net charge-offs for the first quarter of 2004. The percentage of net charge-offs to average loans for the first quarter of 2005 was 0.18 percent compared to 0.38 percent for the same period in 2004.

First Financial continued to maintain appropriate risk coverage with an allowance to ending loans ratio of 1.60 percent at quarter end versus 1.68 percent for the same quarter a year ago. It is management’s belief that the allowance for loan losses of $46.0 million is adequate to absorb credit losses inherent in the portfolio at March 31, 2005.

The nonperforming assets to ending loans ratio decreased to 0.71 percent as of March 31, 2005, from 1.16 percent at the end of the first quarter of 2004. Total nonperforming assets — which include nonaccrual loans, restructured loans, and other real estate owned – decreased 38.40 percent to $20.3 million at the end of the first quarter of 2005 from $33.0 million at March 31, 2004. Nonaccrual loans decreased $10.1

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million, restructured loans decreased $2.5 million, and other real estate owned decreased $116,000. On a linked-quarter basis, total nonperforming assets decreased $3.6 million or 15.02 percent. A significant driver to the improvement of credit quality in the first quarter is the workout of a few large credits.

Loans delinquent over 90 days decreased 56.13 percent to $590,000 at the end of the first quarter of 2005 from $1.3 million at the end of the first quarter of 2004.

This continued credit quality improvement has been positively influenced by economic recovery and improved credit risk and risk management disciplines. Given the current economic environment, First Financial expects continued stable credit quality trends through 2005, although moderate fluctuations could occur.

Noninterest Income:

First-quarter 2005 noninterest income was $15.1 million, an increase of $683,000 or 4.73 percent from the first quarter of 2004 due to changes in estimated life insurance income of $830,000 reflected in other noninterest income. Service charge income decreased $396,000 or 8.58 percent from the same quarter a year ago largely due to decreased insufficient funds charges. Improvements to insufficient funds charges are expected as some deposit product enhancements occur during the latter portion of 2005. Trust revenues for the first quarter of 2005 increased 5.19 percent or $202,000 more than the comparable period last year as a result of year-over-year market value improvements, improved sales efforts, and service-fee changes on certain accounts. Bankcard interchange income increased $247,000 or 20.84 percent from the same quarter in 2004. The other category of noninterest income increased $459,000 or 10.28 percent from a year ago principally as a result of the aforementioned change in estimated insurance income. Gains on the sale of mortgage loans were $464,000 for the first quarter of 2005 versus $289,000 for the comparable period in 2004, an increase of $175,000.

On a linked-quarter basis, total noninterest income was up 3.02 percent or $444,000. Decreases in trust revenues and service charges on deposit accounts were more than offset by the previously discussed life insurance income.

Noninterest Expense:

Total noninterest expense increased $578,000 or 1.74 percent for the first quarter of 2005 from the first quarter of 2004. Salaries and employee benefits increased $705,000 or 3.81 percent due to severance charges, enhancements to the executive staff at the parent company, and increased health care costs. Net occupancy expenses for the first quarter of 2005, increased $168,000 or 7.62 percent as a result of

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increased building rent, depreciation, and related expenses. Data-processing expense for the quarter decreased $138,000 or 7.41 percent.

Earnings Conference Call and Webcast

On April 21, 2005, First Financial will host an earnings conference call that will be webcast live at 11:00 a.m. EDT. The presenters will be Claude E. Davis, president and chief executive officer, C. Douglas Lefferson, executive vice president and chief operating officer, and J. Franklin Hall, chief financial officer. Anyone may participate in the conference call by telephoning 1-877-407-8031 (no passcode needed) or by logging on to the company’s website (http://ffbc-oh.com) for a live audio webcast of the call (click on the Investor Information section and choose the category of News). Listeners should allow an extra five minutes to be connected to the call or webcast.

The event will also be archived on the company’s website for one year. Anyone who wishes to hear a replay of the event by telephone may dial 1-877-660-6853, account# 286, conference ID# 148903 between 3:00 p.m. EDT on April 21, 2005 and 11:59 p.m. on April 28, 2005.

Other Items:

First Financial repurchased 106,000 shares of its common stock during the first quarter of 2005 under a previously approved and ongoing program for general corporate purposes.

A $3.9 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates 4 banking affiliates with a total of 106 retail banking centers in Ohio, Michigan, Kentucky, and Indiana, as well as an investment-advisor affiliate and an operations affiliate. Insurance services are offered through First Financial Insurance.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2004. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2004 Form 10-K.

First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: J. Franklin Hall
513-867-4954
frank.hall@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929
cheryl.lipp@comfirst.com

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FRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share)
(Unaudited)

			Three months ended
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2005	2004	2004	2004	2004
EARNINGS
Net interest income	$34,911	$35,389	$36,201	$36,000	$36,157
Net earnings	10,726	10,009	10,824	10,337	9,948
Net earnings per share - basic	$0.25	$0.23	$0.25	$0.24	$0.23
Net earnings per share - diluted	$0.25	$0.23	$0.25	$0.24	$0.23

KEY RATIOS
Return on average assets	1.13%	1.03%	1.09%	1.06%	1.03%
Return on average shareholders’ equity	11.73%	10.74%	11.81%	11.40%	10.88%
Return on average tangible shareholders’ equity	13.00%	11.91%	13.14%	12.67%	12.08%
Average shareholders’ equity to average assets	9.62%	9.55%	9.27%	9.33%	9.44%
Net interest margin	3.97%	3.91%	3.93%	3.98%	4.00%
Net interest margin (fully tax equivalent)*	4.06%	3.99%	4.02%	4.07%	4.10%

COMMON STOCK DATA
Average basic shares outstanding	43,599,866	43,708,800	43,750,598	43,868,314	43,949,362
Average diluted shares outstanding	43,673,090	43,762,371	43,817,398	43,951,016	43,967,599
Ending shares outstanding	43,544,023	43,677,236	43,695,439	43,810,651	43,924,139
Market price:
High	$19.25	$17.90	$18.78	$18.47	$18.82
Low	$16.65	$16.90	$16.71	$15.61	$16.29
Close	$18.25	$17.50	$17.08	$17.72	$18.50
Book value	$8.45	$8.50	$8.50	$8.24	$8.44
Common dividend declared	$0.16	$0.15	$0.15	$0.15	$0.15

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income	$2,873,378	$2,900,008	$2,920,472	$2,859,043	$2,819,711
Investment securities	669,176	700,235	729,627	767,667	799,823
Other earning assets	21,616	4,926	9,818	13,827	12,279

Total earning assets	3,564,170	3,605,169	3,659,917	3,640,537	3,631,813
Total assets	3,853,336	3,882,052	3,932,743	3,907,566	3,894,900
Noninterest-bearing deposits	430,774	432,775	409,237	405,098	395,894
Interest-bearing deposits	2,543,193	2,504,032	2,518,080	2,514,194	2,530,912

Total deposits	2,973,967	2,936,807	2,927,317	2,919,292	2,926,806
Borrowings	480,282	547,940	616,459	595,640	573,310
Shareholders’ equity	370,829	370,722	364,495	364,574	367,628

CREDIT QUALITY
Ending allowance for loan losses	$45,976	$46,718	$48,590	$47,824	$47,672
Nonperforming assets:
Nonaccrual	16,508	20,102	22,203	22,723	26,586
Restructured	885	2,110	2,344	2,936	3,373
OREO	2,954	1,730	2,731	2,215	3,070

Total nonperforming assets	20,347	23,942	27,278	27,874	33,029

Loans delinquent over 90 days	590	2,053	1,116	721	1,345

Gross charge-offs:
Commercial real estate	(195)	(746)	(166)	(105)	(631)
Commercial loans and leases	(831)	(925)	(429)	(560)	(1,036)
Consumer	(1,768)	(1,484)	(1,507)	(2,622)	(2,588)
All other	(8)	(24)	(22)	(2)	(27)

Total gross charge-offs	(2,802)	(3,179)	(2,124)	(3,289)	(4,282)

Recoveries:
Commercial real estate	239	80	10	0	34
Commercial loans and leases	531	325	213	467	538
Consumer	780	559	553	723	1,011
All other	5	0	17	8	0

Total recoveries	1,555	964	793	1,198	1,583

Total net charge-offs	(1,247)	(2,215)	(1,331)	(2,091)	(2,699)

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.60%	1.61%	1.66%	1.65%	1.68%
Nonperforming assets to ending loans, net of unearned income plus OREO	0.71%	0.83%	0.93%	0.96%	1.16%
90 days past due to loans, net of unearned income	0.02%	0.07%	0.04%	0.02%	0.05%
Net charge-offs to average loans, net of unearned income	0.18%	0.30%	0.18%	0.29%	0.38%

*The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands)
(Unaudited)

			Three months ended,
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2005	2004	2004	2004	2004
Interest income
Loans, including fees	$43,819	$43,736	$43,687	$42,461	$42,522
Investment securities
Taxable	5,538	5,810	6,106	6,241	6,813
Tax-exempt	1,230	1,307	1,321	1,381	1,449

Total investment securities interest	6,768	7,117	7,427	7,622	8,262

Interest-bearing deposits with other banks	23	16	22	34	28
Federal funds sold and securities purchased under agreements to resell	104	8	15	9	11

Total interest income	50,714	50,877	51,151	50,126	50,823

Interest expense
Deposits	10,816	10,136	9,504	9,037	9,662
Short-term borrowings	432	688	793	526	499
Long-term borrowings	4,109	4,255	4,274	4,226	4,163
Other long-term debt	446	409	379	337	342

Total interest expense	15,803	15,488	14,950	14,126	14,666

Net interest income	34,911	35,389	36,201	36,000	36,157
Provision for loan losses	505	343	2,097	2,243	2,600

Net interest income after provision for loan losses	34,406	35,046	34,104	33,757	33,557

Noninterest income
Service charges on deposit accounts	4,217	4,520	4,920	4,794	4,613
Trust revenues	4,094	4,206	3,774	4,030	3,892
Bankcard interchange income	1,432	1,433	1,403	1,280	1,185
Gains from sales of mortgage loans	464	441	424	408	289
Investment securities gains (losses)	(6)	13	(8)	(1)	(2)
Other	4,923	4,067	5,503	4,394	4,464

Total noninterest income	15,124	14,680	16,016	14,905	14,441

Noninterest expenses
Salaries and employee benefits	19,224	19,666	19,491	19,056	18,519
Net occupancy	2,373	2,186	2,119	1,968	2,205
Furniture and equipment	1,638	1,851	1,782	1,800	1,804
Data processing	1,725	1,792	1,773	1,758	1,863
Marketing	529	579	679	718	740
Communication	784	713	698	694	706
Professional Services	1,400	1,423	1,663	1,139	1,249
Amortization of intangibles	220	220	220	220	216
Other	5,929	6,626	6,017	6,036	5,942

Total noninterest expenses	33,822	35,056	34,442	33,389	33,244

Income before income taxes	15,708	14,670	15,678	15,273	14,754
Income tax expense	4,982	4,661	4,854	4,936	4,806

Net earnings	$10,726	$10,009	$10,824	$10,337	$9,948

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME*

Interest income	$50,714	$50,877	$51,151	$50,126	$50,823
Tax equivalent adjustment	758	773	778	819	860

Interest income - tax equivalent	51,472	51,650	51,929	50,945	51,683
Interest expense	15,803	15,488	14,950	14,126	14,666

Net interest income - tax equivalent	$35,669	$36,162	$36,979	$36,819	$37,017

*The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	March 31,	Dec. 31,	March 31,
	2005	2004	2004
ASSETS
Cash and due from banks	$166,753	$155,353	$138,950
Interest-bearing deposits with other banks	3,550	920	8,195
Federal funds sold and securities purchased under agreements to resell	26,450	12,049	1,987
Investment securities, held-to-maturity	13,443	12,809	12,482
Investment securities, available-for-sale	641,315	669,431	771,765
Loans
Commercial	631,651	644,933	677,918
Real estate-construction	87,576	91,475	77,388
Real estate-mortgage	1,534,656	1,539,398	1,494,663
Installment	589,817	592,402	553,679
Credit card	20,353	21,895	20,159
Lease financing	4,305	5,229	10,353

Total loans	2,868,358	2,895,332	2,834,160
Less
Unearned income	2	6	48
Allowance for loan losses	45,976	46,718	47,672

Net loans	2,822,380	2,848,608	2,786,440
Premises and equipment	68,419	66,898	59,816
Goodwill	28,656	28,444	28,344
Other intangibles	7,612	7,855	7,943
Other assets	116,765	114,304	102,703

Total Assets	$3,895,343	$3,916,671	$3,918,625

LIABILITIES
Deposits
Noninterest-bearing	$444,137	$443,902	$403,522
Interest-bearing	2,595,608	2,541,084	2,528,828

Total deposits	3,039,745	2,984,986	2,932,350
Short-term borrowings	72,484	145,144	195,191
Federal Home Loan Bank long-term debt	348,717	350,856	354,615
Other long-term debt	30,930	30,930	30,930
Accrued interest and other liabilities	35,320	33,300	34,724

Total Liabilities	3,527,196	3,545,216	3,547,810

SHAREHOLDERS’ EQUITY
Common stock	395,311	395,521	395,595
Retained earnings	68,849	65,095	53,680
Accumulated comprehensive income	(8,084)	(3,123)	4,648
Restricted stock awards	(2,647)	(3,073)	(4,403)
Treasury stock, at cost	(85,282)	(82,965)	(78,705)

Total Shareholders’ Equity	368,147	371,455	370,815

Total Liabilities and Shareholders’ Equity	$3,895,343	$3,916,671	$3,918,625

ADDITIONAL DATA — RISK BASED CAPITAL

	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2005	2004	2004	2004	2004
Tier 1 Capital	$368,693	$367,114	$364,529	$361,597	$359,134
Tier 1 Ratio	13.45%	13.23%	13.24%	12.98%	13.19%
Total Capital	$403,108	$401,957	$399,108	$396,580	$393,331
Total Capital Ratio	14.70%	14.48%	14.50%	14.24%	14.45%
Total Risk-Adjusted Assets	$2,741,622	$2,775,584	$2,752,339	$2,785,789	$2,722,261
Leverage Ratio	9.65%	9.54%	9.35%	9.33%	9.30%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

			Quarterly Averages
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2005	2004	2004	2004	2004
ASSETS
Cash and due from banks	$121,903	$117,450	$120,166	$115,009	$114,977
Interest-bearing deposits with other banks	3,624	3,008	5,124	10,422	7,588
Federal funds sold and securities purchased under agreements to resell	17,992	1,918	4,694	3,405	4,691
Investment securities	669,176	700,235	729,627	767,667	799,823
Loans
Commercial	627,938	638,154	652,874	667,796	669,188
Real estate-construction	88,247	99,346	88,056	77,963	76,193
Real estate-mortgage	1,543,054	1,538,621	1,556,555	1,520,659	1,488,463
Installment	588,867	597,299	594,796	562,990	554,374
Credit card	20,549	20,631	20,493	20,134	20,274
Lease financing	4,727	5,965	7,716	9,538	11,284

Total loans	2,873,382	2,900,016	2,920,490	2,859,080	2,819,776
Less
Unearned income	4	8	18	37	65
Allowance for loan losses	46,502	48,815	48,220	47,873	47,877

Net loans	2,826,876	2,851,193	2,872,252	2,811,170	2,771,834
Premises and equipment	67,776	64,765	61,750	60,155	59,271
Other assets	145,989	143,483	139,130	139,738	136,716

Total Assets	$3,853,336	$3,882,052	$3,932,743	$3,907,566	$3,894,900

LIABILITIES
Deposits
Interest-bearing	$172,515	$142,754	$160,728	$167,560	$193,256
Savings	1,057,304	1,060,305	1,072,417	1,057,305	1,030,709
Time	1,313,374	1,300,973	1,284,935	1,289,329	1,306,947

Total interest-bearing deposits	2,543,193	2,504,032	2,518,080	2,514,194	2,530,912
Noninterest-bearing	430,774	432,775	409,237	405,098	395,894

Total deposits	2,973,967	2,936,807	2,927,317	2,919,292	2,926,806
Borrowed funds
Short-term borrowings	99,959	163,936	234,622	215,124	209,166
Federal Home Loan Bank long-term debt	349,393	353,074	350,907	349,586	333,214
Other long-term debt	30,930	30,930	30,930	30,930	30,930

Total borrowed funds	480,282	547,940	616,459	595,640	573,310
Accrued interest and other liabilities	28,258	26,583	24,472	28,060	27,156

Total Liabilities	3,482,507	3,511,330	3,568,248	3,542,992	3,527,272

SHAREHOLDERS’ EQUITY
Common stock	395,413	395,533	395,581	395,586	395,648
Retained earnings	66,243	61,389	58,598	53,999	51,165
Accumulated comprehensive income	(3,662)	(322)	(4,317)	(1,199)	3,311
Restricted stock awards	(2,851)	(3,447)	(3,636)	(4,124)	(4,220)
Treasury stock, at cost	(84,314)	(82,431)	(81,731)	(79,688)	(78,276)

Total Shareholders’ Equity	370,829	370,722	364,495	364,574	367,628

Total Liabilities and Shareholders’ Equity	$3,853,336	$3,882,052	$3,932,743	$3,907,566	$3,894,900